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                                                                   Exhibit 99.1
                                                                   ------------
                                 NEWS RELEASE

For release:                 Immediately

For further information:     M.A. Hatfield
                             (414) 765-7809

                             Paul Gergen
                             (414) 658-5525


MARSHALL & ILSLEY CORPORATION TO ACQUIRE ADVANTAGE BANCORP

Milwaukee, WI -- November 3, 1997 -- Marshall & Ilsley Corporation ("M&I") and Advantage Bancorp, Inc. ("Advantage") today announced that M&I will acquire Advantage, a Kenosha, Wisconsin based savings and loan holding company. A definitive agreement was signed calling for an exchange of 1.2 shares of M&I for each share of Advantage. The exchange ratio is subject to change if M&I's share price exceeds $61.67 per share or is less than $46.67 per share. After consummation of the transaction, anticipated to be in the first quarter of 1998, the combined company will have assets of more than $20.1 billion.

"We look forward to welcoming Advantage's customers, shareholders, and employees into the M&I family," said James B. Wigdale, chairman of M&I. "This acquisition will allow us to serve the residents of Kenosha, Wisconsin and northern Illinois. These are markets in which, until now, we have not had a presence."

"I am extremely pleased we were able to successfully negotiate this agreement with Marshall & Ilsley Corporation, one of Wisconsin's oldest and finest financial institutions," said Paul Gergen, president of Advantage Bancorp. Inc. "I am confident M&I will continue to provide our customers with the outstanding customer service and quality products they expect."

Advantage Bancorp (NASDAQ: AADV), with $1.1 billion in assets, is anchored by Advantage Bank F.S.B. Advantage Bank F.S.B. has ten branch offices in the Racine/Kenosha market and five branch offices in northern Illinois.

The transaction is expected to be complete in the first quarter of 1998, pending regulatory and shareholder approvals.

Shareholders of Advantage will receive a proxy statement/prospectus with respect to the proposed transaction and the offering of M&I Common Stock will be made only by means of such proxy statement/prospectus.

                                    (more)
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Marshall & Ilsley Corporation (NASDAQ:MRIS) is a multibank holding company headquartered in Milwaukee, Wisconsin with over $19 billion in assets. The Corporation has 26 banks serving the state from more than 225 offices and one bank in Phoenix, Arizona with 12 offices. In addition, the holding company owns and operates 49 offices throughout the country that provide trust and investment management, equipment leasing, mortgage banking, venture capital and data processing.



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